Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-275587

Prospectus Addendum to

the Prospectus dated April 12, 2024

SHARES OF

FIXED-TO-FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES M

You should read the accompanying prospectus supplement, which gives the specific terms of the offered shares, together with the accompanying prospectus dated April 12, 2024 of Morgan Stanley. When you read the prospectus supplement with the specific terms of the offered shares, please note that all references in the prospectus supplement to the prospectus dated November 16, 2020, or to any sections of that document, should refer instead to the accompanying prospectus dated April 12, 2024, or to the corresponding section of the accompanying prospectus.

The accompanying prospectus dated April 12, 2024 supersedes the prospectus dated November 16, 2020.

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum in connection with offers and sales of the shares in market-making transactions.

The shares are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

April 12, 2024